Exhibit 99.1

FTD Announces Carrie Wolfe as Chief Financial Officer

DOWNERS GROVE, Ill.—Sept. 9, 2004—Today, FTD, Inc. (FTD) announces Carrie Wolfe has returned to FTD as the Company’s Chief Financial Officer (CFO). Ms. Wolfe joined FTD’s direct subsidiary, FTD.COM, in 1999 as its Controller and Vice President of Finance and Accounting. In June 2001, Ms. Wolfe was named CFO of FTD.COM and in 2002, became the CFO of FTD. Ms. Wolfe left her full-time role with the Company in April 2004.

“I have worked with Carrie for over five years and I am very excited that she has agreed to return to the Company on a full-time basis,” said Michael Soenen, Chief Executive Officer, FTD. “Carrie has a proven track record of success with FTD and is a tremendous asset to the Company.”

Ms. Wolfe was Director of Finance and Director of Financial Reporting, as well as serving in various other capacities, at Whitman Corporation, from October 1995 to November 1999. From June 1992 to September 1995, she worked in the auditing group at Price Waterhouse (now PricewaterhouseCoopers LLP), an independent public accounting firm. Ms. Wolfe received a Bachelor of Science in Accounting from the University of Illinois in 1992 and is a Certified Public Accountant.

About FTD

FTD, Inc., supported by its worldwide FTD brand, is a leading provider of floral services and products. FTD’s Florist Business primarily markets floral products and services to approximately 20,000 FTD member florists and other retail locations, offering floral products in the U.S. and Canada, and connects approximately 29,000 additional florists through affiliated or related organizations in 150 countries outside of North America. FTD’s Consumer Business is a direct marketer of flowers and specialty gifts, primarily through the www.FTD.COM Web site and 1-800-SEND-FTD telephone number. Additional information about FTD is available at its Web site, www.FTDI.com.

Contact:

FTD, Inc.

Lisa Witek, 630-719-6174

lwitek@ftdi.com